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                                 AMENDED AND RESTATED
                     EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

    This Amended and Restated Employment Separation Agreement and Release (the "Agreement") is made and entered into as of this 8th day of August, 1996 by and between Kenneth D. Miller, an individual ("Employee"), AccuMed International, Inc. (together with its predecessor Alamar Biosciences Laboratory, Inc., its parent, current and former subsidiaries, affiliates, predecessors, successors, assigns, insurers, agents and employees, collectively referred to hereinafter as "Employer") and RADCO Ventures, Inc. ("RADCO"), and the parties hereby agree as follows:

    1. Employee has voluntarily resigned from his employment with Employer effective June 30, 1996. During his employment with Employer, Employee will retain the title of corporate Senior Vice President and acting President of RADCO, and will report to Employer's CEO, Peter P. Gombrich. In addition, during his employment with Employer, Employee will be on special assignment for the Microbiology Division. Employee acknowledges that he resigned as a corporate officer effective May 7, 1996. Employee will be paid his regular salary and benefits through his last day of employment. It is understood and agreed that Employee may seek other employment opportunities and may, upon reasonable notice to Employer, change the date of his resignation to an earlier date.

    2. Employer has requested, and Employee has agreed, that during the months of July, August, September and October, 1996 Employee will spend 70% of his time during the course of the normal work week, discharging the responsibilities of RADCO as its acting President, and as a consultant to Employer. For these services Employee will receive compensation from RADCO and Employer, at the rate of:

         a.   RADCO compensation            $4,250.00 per month

         b.   Employer compensation         $1,875.00 per month

    3. Employer acknowledges that as of this date, Employee has vested options to purchase 140,000 shares (25,000 shares at $1.13 per share and 115,000 shares at $1.39 per share) of AccuMed

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stock pursuant to his Incentive Stock Option Agreements with Alamar Biosciences,
Inc. These options will continue to be governed by the Incentive Stock Option Agreements dated June 21, 1991 and May 22, 1992 and correspondence relating thereto, and Employee shall have no greater rights pursuant to this Agreement than he had under those Agreements. Provided, however, that notwithstanding the terms of the Incentive Stock Option Agreements Employee's options must be exercised on or before September 30, 1996, or they will be forfeited, canceled, terminated, and of no further effect, and they may not be exercised thereafter. Employee has reserved the right to discuss with his tax accountant and attorney regarding potential tax liability that may be incurred by exercising his options that could affect his accord with the Agreement, and further, reserves the right to have Section 3. in the Agreement modified, mutually agreeable to Employer and Employee, at a date future (but not later than June 30th, 1996) to reasonably reduce potentially excessive tax liability. The Employer agrees to this reservation so long as it is acknowledged by Employee that the Employer is not offering any further monetary compensation.

    4. Employee will be paid all submitted business expenses on or before June 30, 1996. Employee will be paid $8662.37 in accrued vacation time and $7,437.00 for relocation gross-up in three equal monthly payments beginning July 15, 1996 and the last payment being made September 15,1996. If Employee signs this Agreement after it is tendered to him, and signs the Acknowledgment attached as Exhibit A after his employment terminates, and if Employee does not revoke his signatures on this Agreement or the Acknowledgment to this Agreement, Employee will be paid Two Thousand Six Hundred Twenty-Five Dollars ($2625) per month less applicable taxes and deductions for four months on the 15th and the last day of each month for a period of four months, beginning on July 15, 1996 and ending on October 31, 1996; and commencing November 15, 1996 and for the next four months (November and December 1996 and January and February 1997) the Employee will be paid the sum of Six Thousand One Hundred and Twenty-Five Dollars ($6,125.00) per month on the 15th and the last day of each month, less any applicable taxes and deductions. Said payments shall be made regardless of continuance of the Employee consulting with Employer or acting as President of RADCO. In addition, Employer will continue to pay for Employer's portion of any health, dental and other insurance benefits that Employee now receives, and that Employee is entitled to receive, through October 31, 1996. Employee acknowledges that these payments greatly exceed the amount otherwise due to him, and that they are payments made in consideration for his entering into this Agreement. Employee acknowledges that no further amounts are due for salary, severance, bonus, vacation pay, stock options, pursuant to contract or otherwise. By these payments, Employer does not admit that it has any liability to Employee for any reason whatsoever, and the entry into this Agreement shall not constitute any admission of or evidence of any type of unfair, unlawful, or improper conduct by Employer. Rather, such payment is solely for the purpose of settling forever any claims, actual or potential, which Employee may have or believe he has, with respect to any events involving his employment relationship with Employer or the termination of such relationship.

    5. Employee on his own behalf and on behalf of his heirs and assigns, releases, forever discharges and covenants not to sue Employer with respect to all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages and demands whatsoever, including attorney's fees and court costs, in law, equity or before any federal, state or local administrative agency, for, on account of, or in relation to any contract of employment and/or employment relationship between Employee and Employer, or the termination of such relationship, which Employee has or may have as of the date of this Agreement, including but not limited to claims under the Age Discrimination in Employment Act.

    6. Employee agrees that, during his employment with Employer, and for a period of one year after his employment terminates, Employee shall not, either alone or in association with others, directly or indirectly, whether as a proprietor, partner, director, officer, agent, salesperson, consultant or otherwise: (a) solicit, or employ, or authorize to be solicited for employment any persons who were, at any time within six (6) months prior to the termination of Employee's employment, employees of the Employer; or
(b) in any other way divert, take away or interfere with any of the custom, trade, business patronage of the cytopathology division and its products or employees of the Employer.

    7. Employee acknowledges that he has had access to and been involved in strategic new product planning and development, and that the disclosure of this information to competitors would cause irreparable harm to Employer. Thus, Employee further agrees that, during the term of his employment, and for a period of one year after his employment terminates he will not seek or accept employment or engage in any business as an officer, director, employee, partner, agent, consultant or in any other individual or representative capacity, which competes with Employer, or which is engaged in the development of cytopathology products involved with automated microscopy and image analysis, including but not limited to Neopath, Neuromedical Systems, Roche Imaging Systems, Cytyc and Compucyte or their subsidiaries or affiliates. Employee agrees that he will not retain, use or disclose, directly or indirectly, any of Employer's confidential information. Employee understands and agrees that confidential information includes, without limitation, all new product information, customer lists, customer specifications, customer contact persons, specialized business methods, techniques, computer data, plans and knowledge relating to the business of Employer, advertising, marketing materials and concepts, customer information, methods for developing and maintaining business relationships with clients and prospective clients, prospective customer lists, procedural manuals, employee training and review programs, price lists, payroll and personnel information, cost information and any other confidential information or trade secrets that may have been imparted to Employee by Employer, or which Employee has learned of as a result of his employment with Employer. Employee recognizes that this confidential information is a unique asset of Employer, developed and perfected over a considerable time and at substantial expense to Employer and the disclosure of which may cause injury, loss of profits and loss of goodwill to Employer. Employee agrees to protect the confidentiality and use of all confidential information during his employment and thereafter. Employee agrees to keep all confidential documents in secure locations and not to use or reveal any confidential information during the term of Employee's employment except as necessary for the business purposes of Employer. Employee agrees that he will not use, disclose, copy, discuss, or disseminate any of Employer's confidential information.

    8. Employee acknowledges that all papers, photographs and apparatus related to the business of Employer, including those prepared or made by Employee, including but not limited to confidential information, new product information, customer lists, records, and marketing materials, shall be and remain at all times the property of Employer. On or before the date his employment terminates, Employee agrees to return to Employer any personal property owned by Employer, including, but not limited to, samples, manuals, schedules, equipment, reports, or files obtained by and through Employee's employment by Employer, and all correspondence, written memoranda, diagrams, books, computerized data and computer software, records, notebooks, films and other documents, and all copies thereof relating in any way to any confidential information about Employer, whether prepared by Employee or by others.

    9. Employee states that the provisions of this Agreement are not a hardship to him, that he has employment opportunities in fields other than the development of cytopathology products, and that this Agreement will not prevent him from obtaining employment. Employee recognizes that Employer's market is global, and agrees that this Agreement is reasonable despite the absence of any geographic restriction.

    10. Employee understands that in the event of a violation or attempted violation of the provisions of this Agreement: (a) Employer will suffer irreparable harm to its business for which Employer would have no adequate remedy at law; (b) Employer, in addition to any other remedies available in law or in equity, may seek from any court of competent jurisdiction an order enjoining Employee from any further violations or attempted violations of the provisions of this Agreement or compelling Employee to comply with the provisions of this Agreement; (c) Employee waives any and all rights to contest jurisdiction and venue in the courts of the County of Cook or the Northern District of Illinois over Employee for the purposes of enforcing this Agreement; and (d) Employee shall be liable for all damages resulting from such violations or attempted violations, including but not limited to the Employer's attorney's fees and court costs incurred in seeking to enforce this Agreement.

    11. Employee authorizes Employer to open any mail received by it which is addressed to him, and is not marked Personal, including but not limited to mail received after the termination of Employee's employment.

    12. Employee acknowledges that the provisions of the Confidential Disclosure Agreement between Employee and Alamar Biosciences Laboratory, Inc., which was entered into on or about August 31, 1989, remains in full force and effect, and reaffirms that he will abide by the terms of that Agreement. A copy of that Agreement is attached hereto and made a part hereof as Exhibit B. Employee further acknowledges that the provisions of the Trade Secrets and Patent Agreement between Employee and AccuMed, which was entered into on or about April 12, 1996, remains in full force and effect, and reaffirms that he will abide by the terms of that Agreement. A copy of that Agreement is attached hereto and made a part hereof as Exhibit C.

    13. Employee agrees not to seek to be hired or rehired by Employer and not to seek to extend the period of his employment or relationship with Employer beyond June 30, 1996, and waives any future employment with Employer. Notwithstanding the foregoing, it is understood and agreed that, upon mutual agreement of Employer and Employee, Employee may enter into a consulting agreement with Employer that is separate from and has no bearing upon this Agreement.

    14. This Agreement is confidential, and Employee will not inform any person of its terms and conditions, except for his immediate family, attorney and those necessary for Employee's compliance with legal requirements.

    15. Employer will respond to any telephone inquiries from prospective employers of Employee with information as to his length of service with Employer, the type of work which he performed, and his level of compensation. Employer will also provide a letter of reference in the form set forth in Exhibit D upon request. Employer will not make any statements to prospective employers which could reasonably be expected to have an adverse impact on Employee's employment opportunities, nor will Employee make any statements which may reasonably be expected to adversely affect the business or reputation of Employer. Employer agrees that Employer's CEO Peter Gombrich will accept telephone calls from prospective employers of Employee and will provide a fair and balanced reference.

    16. Employee understands that the Agreement fully sets forth all separation benefits he will receive from Employer, and it supersedes any previous offers or promises, whether oral or written. This Amended and Restated Employment Separation Agreement and Release supersedes and replaces the prior written agreement dated June 24, 1996.

    17. Employee acknowledges that he has fully read this Agreement, understands its terms, has been advised to consult with an attorney prior to signing this Agreement, has been given 21 days to consider this release and its ramifications, has been given 7 days after signing to rescind this Agreement, and is entering into this Agreement knowingly and voluntarily.

                             /s/ Kenneth D. Miller
                             -------------------------
                             Kenneth D. Miller



                             ACCUMED INTERNATIONAL, INC.


                             By: /s/ Peter P. Gombrich
                                 ---------------------
                             Peter P. Gombrich
                             Its Chairman and CEO


                             RADCO Ventures, Inc.


                             By: /s/ Kenneth D. Miller
                                 ---------------------
                             Its: Acting President
                                  --------------------

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                                   EXHIBIT A

                                ACKNOWLEDGMENT

     Employee acknowledges that his resignation was effective on June 30, 1996, and that he agrees to all of the terms of this Amended and Restated Employment Separation Agreement and Release.



DATE: July 8, 1996                                  By: /s/ Kenneth D. Miller
      -------------                                     ----------------------
                                                        Kenneth D. Miller